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                                                                     Exhibit 12

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following unaudited table presents the consolidated ratios of earnings to fixed charges. The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits) and the portion of net rental expense which is deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes and debentures, Federal Home Loan Bank borrowings, federal funds purchased and securities sold under agreements to repurchase, mortgages, and other funds borrowed. The pro forma ratio of earnings to fixed charges to combined fixed charges has been presented to reflect the interest expense of the Senior Notes issued as part of the Private Placement.

                                                      Year Ended December 31,
                                                    ----------------------------
                                                    1998 (A) 1997 1996 1995 1994
                                                    -------- ---- ---- ---- ----
Earnings to Fixed Charges--Company:
 Excluding interest on deposits
 Actual...........................................    1.53    --   --   --   --
 Pro Forma........................................    1.34    --   --   --   --
 Including interest on deposits
 Actual...........................................    1.13    --   --   --   --
 Pro Forma........................................    1.09    --   --   --   --
Earnings to Fixed Charges--Bank:
 Excluding interest on deposits
 Actual...........................................    2.83   3.83 2.73 3.47 5.64
 Pro Forma........................................    2.77   4.25  --   --   --
 Including interest on deposits
 Actual...........................................    1.28   1.44 1.26 1.35 1.44
 Pro Forma........................................    1.28   1.46  --   --   --

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(A) The twelve months ended December 31, 1998, include a $7.7 million provision for loan losses--See Allowance for Loan Losses beginning on page
    36. This should be considered in comparing the results of the twelve months ended December 31, 1998.